                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except share amounts)


                                                                                           Three Months Ended   Nine Months Ended
                                                                                              June 30, 2006       June 30, 2006
                                                                                              -------------       -------------
Income available to common stockholders                                                         $    1,138          $    3,292

Weighted average shares outstanding                                                             12,931,449          12,927,363

Basic earnings per share                                                                        $     0.09          $     0.25

Income for diluted earnings per share                                                           $    1,138          $    3,292

Total weighted average common shares and equivalents outstanding
for diluted computation                                                                         12,931,449          12,927,363

Diluted earnings per share                                                                      $     0.09          $     0.25


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